Exhibit 99.1

Buckeye Announces Fourth Quarter and Fiscal Year Results

Buckeye reports record fiscal year earnings including tax credits

Adjusted 4Q EPS of $0.26 compared to $0.18 in 4Q-FY09 and $0.28 in 3Q-FY10

Sales up 16% versus Year-Ago Quarter; up 8% from Third Quarter

Debt further reduced by $36 million during the quarter to $238 million

Buckeye initiates first ever quarterly dividend at $0.04 per share

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 3, 2010--Buckeye Technologies Inc. (NYSE:BKI) today announced fourth quarter net income of $9.7 million or $0.24 per share. This compared to net income of $46.5 million or $1.20 per share in the prior year comparable period, which included net income of $39.6 million, or $1.02 per share, from alternative fuel mixture credits (“AFMC”). Adjusted net income* for the quarter (excluding certain items described below) was $10.6 million, or $0.26 per share versus fourth quarter fiscal 2009 adjusted net income $6.8 million, or $0.18 per share. Net sales were $205 million for the fourth quarter of fiscal 2010, up 16% versus net sales of $177 million in the fourth quarter of fiscal 2009.

Operating income for our specialty fibers segment was up $7.9 million in the fourth quarter compared to the same quarter a year ago, largely due to the return to profitability of our Memphis cotton specialty fibers plant. Our wood specialty fibers business benefited from higher fluff pulp prices, a favorable sales mix and lower input costs, but these improvements were offset by the impact of the June power outage ($4.2 million pre-tax or $0.07 per share) and other scheduled maintenance outages that took place during the quarter. Operating income for the nonwovens segment was down $0.6 million despite a 3% increase in shipment volume due to rising fluff pulp costs and unfavorable currency movements. Interest expense was down almost 50% year over year, but this benefit was offset by a return to a more normal effective tax rate in Q4 of this year compared to an unusually low tax rate in Q4 of last year.

Comparing the fourth quarter to the third quarter, adjusted EPS* was down $0.02, which was again impacted by the power outage. Shipment volume overall was flat, with nonwovens shipment volume up 7% and specialty fibers volume off 1%. Higher overall selling prices outweighed input cost increases driven by higher prices for cotton linters and purchased fluff pulp. Foley production volume was off approximately 8,000 tons versus the third quarter, 5,000 tons of which was due to the June power outage.

For fiscal year 2010, net sales were $756 million, up slightly from $755 million in fiscal 2009. Net income for the 2010 fiscal year was a record $115 million or $2.90 per share, which included income from AFMC of $1.94 per share. Excluding AFMC, goodwill impairment charges, and other special items, adjusted net income* for the entire fiscal year was $34.9 million, or $0.88 per share, compared to $22.6 million, or $0.58 per share in fiscal 2009.

Chairman and Chief Executive Officer John B. Crowe said, “Buckeye’s fourth quarter results were good, showing improvement compared to the same quarter a year ago. While earnings were down from the third quarter, I was pleased with the overall performance given the negative impact of the June 17th power failure and resulting voltage surge at our Florida facility. It is times like this when you see the strength and can-do attitude of your organization, which succeeded in holding the outage to a total of five days. Strong customer demand and increased selling prices were not enough to offset the $4.2 million in lost absorption and expenses associated with the outage and recovery during the quarter.”

Mr. Crowe continued, “We reduced total debt during the quarter to $238 million, which was significantly below our target of $250 million. During the 2010 fiscal year, we reduced our total debt by $90 million. Last week, we received a $67 million income tax refund for fiscal year 2010 and at the close of business on August 2nd, our total debt was less than $165 million. Buckeye is now well positioned to take a more balanced approach to the allocation of capital going forward, and to that end will begin paying a regular quarterly cash dividend of $0.04 per share, the first in the history of the Company, on September 15.”

Buckeye has scheduled a conference call for Wednesday morning, August 4, at 11:00 a.m. ET to discuss fourth quarter and fiscal year performance. Persons interested in listening by telephone may dial in at (877) 604-9673 within the United States. International callers should dial (719) 325-4792. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures used are “adjusted operating income,” “adjusted net income,” and “adjusted earnings per share” and are equal to net income, operating income and earnings per share excluding income from alternative fuel mixture credits, goodwill impairment, restructuring cost, early debt extinguishment cost and investment tax credits relating to prior period expenditures. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it allows for a more meaningful comparison of these financial measures to prior periods, but this information should not be considered a substitute for any measures derived in accordance with GAAP. The Company manages its business units by financial measures which exclude these two items. Operating income and earnings per share targets for our all-employee bonus and at-risk compensation also exclude the benefit of all of these items.

	4th Quarter		3rd Quarter	Total Year
($ in Millions)	2010	2009	2010	2010	2009
Operating income (loss)
Operating income (loss) in accordance with GAAP	19.1	68.5	23.7	146.5	(22.6)
Special items:
Restructuring costs	0.1		2.4	3.4
Alternative fuel mixture credits	---	(54.2)	(4.8)	(77.7)	(54.2)
Goodwill impairment	---	---	---	---	138.0
Adjusted operating income	19.2	14.3	21.3	72.2	61.2

Net income (loss)
Net income (loss) in accordance with GAAP	9.7	46.5	19.3	114.6	(65.4)
Special items, after-tax:
Restructuring costs	0.1	---	1.5	2.1	---
Alternative fuel mixture credits	---	(39.6)	(4.2)	(76.8)	(39.6)
Goodwill impairment	---	---	---	---	127.6
Early Extinguishment of Debt	0.8	---	1.0	1.6	---
ITC on prior period expenditures	---	---	(6.6)	(6.6)	---
Adjusted net income	10.6	6.8	11.0	34.9	22.6

Earnings per share (EPS)
EPS in accordance with GAAP	$0.24	$1.20	$0.49	$2.90	($1.69)
Special items, after-tax, per share:
Restructuring costs	---	---	0.04	0.05	---
Alternative fuel mixture credits	---	(1.02)	(0.11)	(1.94)	(1.03)
Goodwill impairment	---	---	---	---	3.30
Early Extinguishment of Debt	0.02	---	0.03	0.04	---
ITC on prior period expenditures	---	---	(0.17)	(0.17)	---
Adjusted EPS	$0.26	$0.18	$0.28	$0.88	$0.58

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Year Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net sales	$205,130	$190,714	$176,936	$756,426	$754,529
Cost of goods sold	171,995	157,567	149,941	635,023	645,194
Gross margin	33,135	33,147	26,995	121,403	109,335
Gross margin as a percentage of sales	16.2%	17.4%	15.3%	16.0%	14.5%

Selling, research and administrative expenses	13,441	11,985	12,241	48,107	46,318
Amortization of intangibles and other	483	472	475	1,905	1,880
Goodwill impairment	-	-	-	-	138,008
Restructuring costs	144	2,395	-	3,353	-
Alternative fuel mixture credits	-	(4,762)	(54,232)	(77,677)	(54,232)
Mitigation bank sales	(27)	(633)	-	(751)	-

Operating income	19,094	23,690	68,511	146,466	(22,639)

Net interest expense and amortization of debt costs	(3,671)	(3,920)	(6,941)	(17,501)	(29,054)
Early extinguishment of debt	(1,234)	(1,537)	-	(2,606)	401
Foreign exchange and other	172	(421)	100	(548)	(418)
Income (loss) before income taxes	14,361	17,812	61,670	125,811	(51,710)
Income tax expense (benefit)	4,645	(1,531)	15,210	11,237	13,678
Net income (loss)	$9,716	$19,343	$46,460	$114,574	$(65,388)

Earnings (loss) per share	$0.25	$0.50	$1.20	$2.95	$(1.69)
Diluted earnings per share	$0.24	$0.49	$1.20	$2.90	$(1.69)

Weighted average shares for basic earnings per share	39,235	38,785	38,707	38,874	38,689

Weighted average shares for diluted earnings per share	39,964	39,638	38,815	39,505	38,689

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30	March 31	June 30
	2010	2010	2009
Current assets:
Cash and cash equivalents	$22,121	$26,935	$22,061
Accounts receivable, net	122,960	126,981	111,292
Income tax and AFMC Receivable	68,356	73,809	9,374
Inventories	74,850	83,147	87,637
Deferred income taxes and other	9,541	6,166	6,507
Total current assets	297,828	317,038	236,871

Property, plant and equipment, net	524,475	526,201	526,589
Goodwill	2,425	2,425	2,425
Intellectual property and other, net	27,726	18,886	26,499
Total assets	$852,454	$864,550	$792,384

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$39,376	$32,814	$30,882
Accrued expenses	44,007	43,190	40,804
Current portion of long-term debt	67,000	-	-
Short-term debt	198	-	-
Total current liabilities	150,581	76,004	71,686

Long-term debt	170,332	273,476	327,465
Deferred income taxes	56,344	48,120	48,399
Other liabilities	37,876	32,993	26,803
Stockholders' equity	437,321	433,957	318,031
Total liabilities and stockholders' equity	$852,454	$864,550	$792,384

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Year Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
OPERATING ACTIVITIES
Net income	$9,716	$19,343	$46,460	$114,574	$(65,388)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,951	11,500	11,454	46,275	48,047
Amortization	670	704	655	2,857	2,541
Loss on early extinguishment of debt	1,234	1,537	-	2,606	(401)
Loss on goodwill impairment	-	-	-	-	138,008
Deferred income taxes	7,583	1,718	3,755	7,658	(1,006)
Gain on sale of assets held for sale	-	-	-	-	-
Loss on disposal of equipment	637	286	406	1,096	1,297
Provision for bad debts	213	(98)	224	(141)	477
Excess tax benefit from stock based compensation	(707)	(3)	-	(726)	-
Stock-based compensation expense	563	558	500	2,335	1,845
Other	2,717	(652)	266	168	(861)
Change in operating assets and liabilities
Accounts receivable	(7,712)	(7,458)	(5,253)	(16,075)	1,544
Income tax and AFMC receivable	5,453	(8,995)	-	(58,982)	-
Inventories	7,205	466	15,367	12,452	19,453
Other assets	(1,743)	271	(2,507)	(783)	(1,318)
Accounts payable and other liabilities	11,446	10,244	129	10,311	(22,971)
Net cash provided by operating activities	49,226	29,421	71,456	123,625	121,267

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(17,771)	(11,097)	(8,418)	(47,540)	(42,423)
Proceeds from sale of assets	-	-	-	8	-
Proceeds from State of Florida grant	-	-	-	7,381	-
Other	(102)	(158)	(169)	(421)	(340)
Net cash used in investing activities	(17,873)	(11,255)	(8,587)	(40,572)	(42,763)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(10,947)	18,470	(61,016)	80,052	(61,130)
Payments on long term debt and other	(25,000)	(35,000)	-	(170,000)	(5,358)
Excess tax benefit from stock based compensation	707	3	-	726	-
Purchase of treasury shares	-	-	-	-	(494)
Net proceeds from sale of equity interests	3,906	539	-	4,600	-
Other	(684)	-	-	(684)	-
Net cash used in financing activities	(32,018)	(15,988)	(61,016)	(85,306)	(66,982)

Effect of foreign currency rate fluctuations on cash	(4,149)	3,960	1,329	2,313	146

Increase (decrease) in cash and cash equivalents	(4,814)	6,138	3,182	60	11,668
Cash and cash equivalents at beginning of period	26,935	20,797	18,879	22,061	10,393
Cash and cash equivalents at end of period	$22,121	$26,935	$22,061	$22,121	$22,061

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Year Ended
SEGMENT RESULTS	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Specialty Fibers
Net sales	$148,690	$137,049	$125,059	$537,483	$551,630
Operating income (a)	19,276	20,345	11,420	65,219	53,691
Depreciation and amortization (b)	7,760	7,393	7,171	29,604	31,372
Capital expenditures	16,026	10,335	7,651	42,591	37,392

Nonwoven Materials
Net sales	$63,912	$59,922	$59,765	$246,803	$239,678
Operating income (a)	3,746	3,347	4,325	16,797	12,273
Depreciation and amortization (b)	3,642	3,653	3,785	14,770	14,904
Capital expenditures	1,445	663	512	3,971	3,714

Corporate
Net sales	$(7,472)	$(6,257)	$(7,888)	$(27,860)	$(36,779)
Operating income (loss) (a)	(3,928)	(2)	52,766	64,450	(88,603)
Depreciation and amortization (b)	1,033	926	973	3,809	3,651
Capital expenditures	300	99	255	978	1,317

Total
Net sales	$205,130	$190,714	$176,936	$756,426	$754,529
Operating income (loss) (a)	19,094	23,690	68,511	146,466	(22,639)
Depreciation and amortization (b)	12,435	11,972	11,929	48,183	49,927
Capital expenditures	17,771	11,097	8,418	47,540	42,423

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Year Ended
ADJUSTED EBITDA	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009

Net income (loss)	$9,716	$19,343	$46,460	$114,574	$(65,388)
Income tax expense	4,645	(1,531)	15,210	11,237	13,678
Interest expense	3,493	3,706	6,764	16,678	28,247
Amortization of debt costs	187	232	262	946	1,047
Early extinguishment of debt	1,234	1,537	-	2,606	(401)
Depreciation, depletion and amortization	12,434	11,972	11,929	48,180	49,927
EBITDA	31,709	35,259	80,625	194,221	27,110
Asset impairments	-	-	-	-	138,008
Non cash charges	657	397	462	1,303	1,553
Adjusted EBITDA	$32,366	$35,656	$81,087	$195,524	$166,671

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, non-cash charges and other (gains) losses. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on July 25, 2007, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.).

CONTACT:
Buckeye Technologies Inc.
Steve Dean
Senior Vice President and Chief Financial Officer
901-320-8352
or
Investor Relations:
Daryn Abercrombie, 901-320-8908
www.bkitech.com